Exhibit 99.1

For Immediate Release
Dec. 8, 2009

PNM Resources’ Jeff Sterba to Retire as CEO in March;
Pat Vincent-Collawn to Lead Company

(ALBUQUERQUE, N.M.) – Jeff Sterba, chairman and CEO of PNM Resources (NYSE: PNM), today announced he will retire March 1, 2010, as the company’s CEO, a position he has held for a decade. At the request of the company’s Board of Directors, Sterba, 54, will continue to serve as its chairman.

The board today chose Pat Vincent-Collawn, PNM Resources’ president and chief operating officer, as the company’s next CEO. Vincent-Collawn, 51, also will become a member of the board in March.

“I have long believed it should be a rare event for a CEO to stay at a company for longer than 10 years,” Sterba said.  “It’s important for the health of organizations that they and their leadership evolve over time. Our company is no exception. While the last two years have been particularly challenging for the company and the nation, PNM Resources is well on its way to recovery after a restructuring of our businesses. In March I will complete my current five-year commitment to the company and our board, and a seamless transition of CEOs will occur.”

During the past decade, Sterba became a nationally recognized thought leader in the areas of energy policy, climate change legislation and renewable energy. He has testified before Congress numerous times on these issues and has chaired the electric industry’s trade association, the Edison Electric Institute, and its international collaborative research and development entity, the Electric Power Research Institute.  He was the recipient of the Keystone Leadership in Industry Award and numerous other national and local honors.

“As a thoughtful, progressive business leader, Jeff has left an indelible mark on PNM Resources,” said Vincent-Collawn.  “While he will certainly be missed, we are glad to have him remain at the helm of our Board of Directors.  In addition, he leaves a legacy at our company that will last far beyond his tenure as CEO.”

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PNM Resources’ Sterba to Retire                                                                                     12-08-09                                                               pg. 2 of 2

That legacy includes Sterba’s establishment of long-term environmental strategies and goals, leadership at the national level on climate change legislation, expansion of the company’s operations into Texas, and leadership to bring regulated electric rates well below regional and national averages for the New Mexico PNM utility.

Sterba first joined PNM as a summer intern in 1977 before he was to start work toward his PhD in economics at the University of Chicago. He worked his way up through the ranks in various positions, primarily in the company’s power generation, transmission and retail and wholesale marketing areas. In 1997, he served as PNM’s executive vice president and chief operating officer, and left the company a year later to become executive vice president of USEC, a global energy company headquartered in Maryland. At the encouragement of PNM’s Board of Directors, Sterba returned to PNM in 2000 to become president and CEO. Later that year Sterba assumed the role of chairman.

His successor, Vincent-Collawn, joined PNM Resources in June 2007 as utilities president, overseeing operations for PNM and Texas-New Mexico Power Co. In August 2008, she was named PNM Resources president and chief operating officer. Before joining PNM Resources, she was president and CEO of Public Service Co. of Colorado, a subsidiary of Xcel Energy. Vincent-Collawn has more than 17 years of utility experience, including serving as vice president of marketing and sales at Arizona Public Service Co., a subsidiary of Pinnacle West Corp. in Phoenix.

Speaking on behalf of the board, Lead Director Joan Woodard said, “Since mid-2007, the board has had the opportunity to work closely with Pat. We have no doubt she is the talented and capable leader our company deserves.

“Pat has shown a great focus on people, processes and strategic direction and is a natural successor to the CEO position,” said Woodard. “She and Jeff are committed to making this a seamless transition.”

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2008 consolidated operating revenues from continuing and discontinued operations of $2.5 billion. Through its utility and energy subsidiaries, PNM Resources has more than 2,700 megawatts of generation resources and serves electricity to more than 884,000 homes and businesses in New Mexico and Texas. The company also has a 50-percent ownership of Optim Energy, which owns nearly 1,200 megawatts of generation resources. For more information, visit the company’s Web site at www.PNMResources.com.

CONTACTS:
Analysts                                                                Analysts & Media
Director, Investor Relations                               Frederick Bermudez, (505) 241-4831
Gina Jacobi, (505) 241-2211

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